Exhibit 99.1

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE:                     FOR MORE INFORMATION, CONTACT:
October 12, 2004                           Victor Bond, Vice President-Marketing
                                           Cell Tech International
                                           (541) 882-5406

                 COURT OVERTURNS JURY VERDICT AGAINST CELL TECH

Klamath Falls, Oregon. October 11, 2004 - A Eugene judge on Thursday overturned a large jury verdict which was rendered against Cell Tech International in a recent lawsuit filed by Daryl Kollman, a former employee. This ruling was in response to a motion filed by the company after the conclusion of the trial.

      "This is a great victory for the company," said Erick Haynie, Cell Tech's attorney. "The judge correctly concluded that Kollman's arguments were without merit and contrary to the law. Cell Tech did nothing wrong and has now been fully vindicated of Daryl Kollman's baseless allegations."

      The decision was made by Lane County Judge Lyle C. Velure, who presided over the seven week trial against Cell Tech and two of its principals, Marta C. Carpenter and Donald P. Hateley. The judge's ruling nullifies the $5,546,279 jury verdict against the company in the case, which concluded in late August.

      The claim against the company was based on the contention that in 1999 Cell Tech breached a contract with Kollman by failing to file a registration statement with the federal Securities and Exchange Commission. Kollman alleged that Cell Tech's failure to file this document inhibited his ability to sell his stock in the company to pay off a multi-million dollar tax debt he owes to the IRS.

      Ms. Carpenter and Mr. Hateley also filed motions to set aside the jury's verdicts against them, which exceeded $100,000,000. As part of his ruling on Thursday, Judge Velure overturned one claim against Ms. Carpenter for $15,280,000 and sustained another for $247,000. The judge has yet to rule on the motions relating to the balance of the claims. A ruling is expected in the coming weeks.

      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements are subject to certain risks, trends, and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to vary materially from anticipated results: market acceptance of our marketing and merchandising concepts, changes in market conditions, demand for and market acceptance of new and existing products, availability and development of raw materials and new products, increased competition, failure to attain satisfactory outside financing, adverse weather conditions at Upper Klamath Lake and other risks listed from time to time in Cell Tech's filings with the Securities and Exchange Commission or otherwise disclosed by Cell Tech, including those set forth in Cell Tech's Annual Report on Form 10-K for the year ended December 31, 2003. Although Cell Tech believes that the expectations reflected in the forward-looking statements are reasonable, neither future results, performance or achievement can be guaranteed. Cell Tech undertakes no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

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